UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code: 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

     Lithia Motors issued a press release on September 20, 2004, to announce the purchase of a Chrysler/ Jeep/ Dodge and a Honda dealership in Great Falls, Montana.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD

     The press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including, without limitation, economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in the press release include the anticipated continued successful and profitable operations of the new stores acquired.

Item 9.01     Financial Statements and Exhibits.

                    (a)    Financial statements of business acquired.

                            Not applicable.

                    (b)    Pro forma financial information.

                            Not applicable.

                    (c)    Exhibits.

                            (99)     Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)
Date: September 21, 2004	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

EXHIBIT 99

LITHIA MOTORS ACQUIRES PIERCE DODGE
AND PIERCE HONDA IN GREAT FALLS, MONT.

Lithia now has five dealerships in Montana

MEDFORD, ORE. Sept. 20, 2004 (10:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) the country's eighth-largest automotive dealership group, today announced it has acquired Pierce Chrysler/Jeep/Dodge and Pierce Honda in Great Falls, Montana. These are Lithia's first dealerships in the Great Falls market. Lithia's other stores in Montana include Lithia Dodge of Billings, Chevrolet of Helena, and Lithia Auto Center of Missoula with the Chrysler and Dodge brands.

The acquisitions of Pierce Dodge/Chrysler/Jeep and Pierce Honda - with combined sales of approximately $40 million annually - bring Lithia's total number of acquisitions in 2004 to seven. These two dealerships will start up operations as Lithia Chrysler, Jeep, Dodge of Great Falls and Lithia Honda of Great Falls on Sept. 22, 2004. Lithia now generates approximately $140 million in annualized revenues in the state of Montana.

"We entered Montana back in April of 2003 with the acquisition of our Missoula operations. The Montana market has proven to be a successful and strong market for Lithia Motors," said Lithia Chairman and CEO Sid DeBoer. "The company began as a small Dodge store in Southern Oregon, where we learned that customer service and establishing long-term relationships with our customers is vital. Lithia also brings uniform practices and a fully integrated operations method to the stores it acquires. Lithia's process of adding the industries best operating practices and a culture of customer service to our newly acquired operations ensures that these stores will prosper in the future."

About Lithia Motors

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 84 stores and 155 franchises in 12 Western states and over the Internet through "Lithia.com-America's Car & Truck Store." Founded in 1946, Lithia expanded from one dealership to a $2.5 billion industry-leading dealer group by 2003. Lithia became a publicly traded company in 1996. The company retailed 95,255 new and used vehicles in 2003. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. In Fortune magazine's 2004 "Most Admired Companies" survey, Lithia ranked No. 2 among all dealerships in the Automotive Retailing/Services category. Highlighting the great partnerships it has developed in each community, the list ranked Lithia No. 1 in "social responsibility," one of eight criteria used to measure each business against its competition.

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at (541) 776-6819. Media contact: Kristen Siefkin. 503-546-7866, or log-on to: Lithia.com - About Lithia - Investor Information.